Item 11. Executive Compensation.
Executive Compensation
The following describes the material components of our executive compensation program for the following individuals, who are referred to as the "named executive officers":

•	Steven J. Newby, President and Chief Executive Officer;

•	Matthew S. Harrison, Senior Vice President and Chief Financial Officer; and

•	Brock M. Degeyter, Senior Vice President, General Counsel and Chief Compliance Officer.
The named executive officers are employees of Summit Investments and executive officers of our general partner.  The named executive officers devote a majority of their working time to SMLP's business; however, they also maintain responsibilities for Summit Investments and its affiliates other than us.  Under the terms of our partnership agreement, our general partner determines the portion of the named executive officers' compensation that is allocated to us.  For additional information, please refer to the discussion under the heading “General and Administrative Expense Allocation” in Item 13. Certain Relationships and Related Transactions, and Director Independence.
Summary Compensation Table for 2013, 2012 and 2011. The following table sets forth certain information with respect to the compensation paid to our named executive officers for the years ended December 31, 2013, 2012 and 2011. For 2013, the amounts shown in the summary compensation table below have been allocated to SMLP by the general partner as noted above. For 2012, the amounts shown in the summary compensation table below generally reflect 100% of the compensation paid to the named executive officers by the Predecessor prior to our IPO and the portion of the compensation paid to the named executive officers and allocated to SMLP for the period following our IPO.  For 2011, our general partner did not perform any such allocation of compensation costs, and the amounts shown in the summary compensation table reflect 100% of the compensation paid by the Predecessor to our named executive officers.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Non-Equity Incentive Plan Compen-sation (3)	Unit awards (4)	All Other Compen-sation (5)	Total
Steven J. Newby President and Chief Executive Officer	2013	$280,000	$—	$332,500	$900,000	$12,845	$1,525,345
	2012	354,673	—	393,738	350,000	7,500	1,105,911
	2011	295,500	250,000	—	—	8,865	554,365
Matthew S. Harrison Senior Vice President and Chief Financial Officer (6)	2013	$261,907	$—	$225,250	$400,000	$42,251	$929,408
	2012	278,872	—	236,332	295,000	27,116	837,320
	2011	87,176	240,000	—	911,000	—	1,238,176
Brock M. Degeyter Senior Vice President, General Counsel and Chief Compliance Officer(7)	2013	$225,250	$63,750	$208,250	$375,000	$13,388	$885,638
	2012	221,983	75,000	231,635	1,140,000	5,097	1,673,715
	2011	—	—	—	—	—	—
___________
(1) The amounts shown for 2013 represent that portion of the named executive officers' base salary allocated to SMLP. The amounts shown for 2012 represent that portion of the named executive officers' base salary paid by the Predecessor prior to the IPO and the portion allocated to SMLP after the IPO. For a discussion of the cost allocation methodology, please refer to "General and Administrative Expenses Allocation" in Item 13 below.
(2) For 2013 and 2012, the amount relates to Mr. Degeyter's signing bonus, and for 2011, the amounts relate to discretionary bonuses to Messrs. Newby and Harrison, and also include Mr. Harrison's $25,000 signing bonus. The signing bonuses for Mr. Harrison and Mr. Degeyter were provided for in their respective employment agreements and paid by Summit Investments.
(3) Represents incentive bonus earned under our annual incentive bonus program for the year ended December 31, 2013 and paid in March 2014, and for the year ended December 31, 2012 and paid in March 2013. For a discussion of the determination of these amounts, please read "—Elements of Compensation—Annual Incentive Compensation" below. The amounts shown for

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2013 and 2012 represent that portion of the named executive officers' annual bonus that has been allocated to SMLP. For a discussion of the cost allocation methodology, please refer to "General and Administrative Expenses Allocation" in Item 13. Certain Relationships and Related Transactions, and Director Independence. Prior to 2012, our named executive officers received discretionary bonuses.
(4) Amounts shown in this column for 2013 for Messrs. Newby, Harrison and Degeyter reflect the grant date fair value of the phantom unit awards granted to the named executive officers in March 2013, in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, Compensation—Stock Compensation ("FASB ASC Topic 718"). Amounts shown in this column for 2012 for Messrs. Newby, Harrison and Degeyter reflect the grant date fair value of the phantom unit awards granted to the named executive officers in connection with the IPO, in accordance with FASB ASC Topic 718. For additional information, please refer to "—Elements of Compensation—Long-Term Equity-Based Compensation Awards." The amounts shown in this column for 2012 for Mr. Degeyter and for 2011 for Mr. Harrison reflect the grant date fair value of their pre-IPO equity awards in accordance with FASB ASC Topic 718. See Note 8 to the audited consolidated financial statements for the assumptions made in valuing these awards.
(5) Amounts shown in this column for Mr. Newby include (i) employer contributions under the 401(k) Plan of $8,925 in 2013, $7,500 in 2012 and $8,865 in 2011, (ii) $2,100 relating to individual tax preparation and advisory fees paid by the Partnership in 2013 and (iii) $1,820 for Mr. Newby’s annual medical examination in 2013. Amounts shown in this column for Mr. Harrison include (i) employer contributions under the 401(k) Plan of $10,838 in 2013 and $7,500 in 2012, (ii) $2,550 relating to individual tax preparation and advisory fees paid by the Partnership in 2013, and (iii) pursuant to the terms of his employment agreement, payments for relocation expense reimbursement of $28,864 in 2013 and $19,616 in 2012. Amounts shown in this column for Mr. Degeyter include (i) employer contributions under the 401(k) Plan of $10,838 in 2013 and $5,097 in 2012 and (ii) $2,550 relating to individual tax preparation and advisory fees paid by the Partnership in 2013. As noted above, amounts for periods or events post-IPO have been allocated in accordance with the cost allocation methodology discussed in Item 13. Certain Relationships and Related Transactions, and Director Independence.
(6) Mr. Harrison commenced employment with our general partner on September 15, 2011. Amount shown for 2011 represents the base salary earned by Mr. Harrison for his partial year of employment in 2011.
(7) Mr. Degeyter commenced employment with our general partner on January 18, 2012. Amount shown for 2012 represents the base salary earned by Mr. Degeyter for his partial year of employment in 2012.
Narrative Disclosure to Summary Compensation Table
Elements of Compensation. The primary elements of compensation for the named executive officers are base salary, annual incentive compensation and long-term equity-based compensation awards. The named executive officers also receive certain retirement, health, welfare and additional benefits as described below.
Base Salary. Base salaries for our named executive officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent. Mr. Harrison and Mr. Degeyter each received base salary adjustments in 2013, Mr. Degeyter’s salary was further adjusted in connection with the renewal of his employment agreement in 2014, and Mr. Newby’s salary received a base salary adjustment in 2014. The base salaries of our named executive officers, a portion of which are allocated to and reimbursed by the Partnership, are set forth in the following table:

Name and Principal Position	Base Salary
Steven J. Newby President and Chief Executive Officer	$475,000	(1)
Matthew S. Harrison Senior Vice President and Chief Financial Officer	340,000	(2)
Brock M. Degeyter Senior Vice President, General Counsel and Chief Compliance Officer	305,000	(3)
___________
(1) In March of 2014, Mr. Newby’s base salary was adjusted upward from $400,000 to $475,000 to bring his salary in line with the current market.
(2) In September of 2013, Mr. Harrison's base salary was adjusted upward from $295,000 to $340,000 to bring his salary in line with the current market.
(3) In January of 2014, Mr. Degeyter’s base salary was adjusted upward from $265,000 to $305,000 to bring his salary in line with the current market.
Annual Incentive Compensation. For 2013, Messrs. Newby, Harrison and Degeyter had target bonuses of $400,000, $255,000, $198,750 respectively, or 100%, 75% and 75% of their base salaries, respectively. Quantitative factors, as reflected in the corporate scorecard applicable to the senior leadership team (the "SLT Scorecard") determined one-half of the incentive compensation for Messrs. Harrison and Degeyter, while their respective business unit scorecards accounted for the remaining half. For Mr. Newby, the SLT Scorecard

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determined his entire annual incentive bonus for 2013.
The SLT Scorecard contained four objective factors related to the corporate enterprise's key objectives for 2013, including Adjusted EBITDA thresholds, safety goals, adjusted distributable cash flow thresholds, and corporate growth goals. Although we did not meet our safety goals for the year, we achieved or exceeded the performance measurement target on all of the other factors. As a result, Messrs. Newby, Harrison and Degeyter were awarded 102% of target for the portion of their bonuses based on the SLT Scorecard.
Mr. Newby's annual bonus payout was adjusted upward to $475,000, which is approximately 119% of his target bonus for 2013, primarily due to his leadership in achieving strong operational results for our business, including operational and cost performance, and his significant contributions to the strategic transactions of the Partnership and its affiliates.
Mr. Harrison was awarded 105% of target for the portion of his bonus based on the performance of the enterprise technology, finance and accounting business units. In total, Mr. Harrison's annual bonus payout was adjusted upward to $265,000, which is approximately 115% of his target bonus for 2013, primarily due to his significant contributions to the finance and capital markets transactions of the Partnership and its affiliates and various other enterprise technology, finance and accounting initiatives.
Mr. Degeyter was awarded 105% of target for the portion of his bonus based on the performance of the legal business unit. In total, Mr. Degeyter's annual bonus payout was adjusted upward to $245,000, which is approximately 123% of his target bonus for 2013, primarily due to his significant contributions to the acquisitions, finance and capital markets transactions of the Partnership and its affiliates, and various other legal initiatives.
Only a portion of the named executive officers' bonus amounts are allocated to and reimbursed by the Partnership. For a discussion of the cost allocation methodology, please refer to "General and Administrative Expenses Allocation" in Item 13. Certain Relationships and Related Transactions, and Director Independence.
Long-Term Equity-Based Compensation Awards. In March 2013, the Board granted 34,629, 15,391 and 14,429 phantom units to Messrs. Newby, Harrison and Degeyter, respectively, pursuant to our long-term equity incentive plan, which is discussed in more detail under "2012 Long-Term Incentive Plan" below. The phantom units granted to the named executive officers in March 2013 vest ratably over a three-year period, subject to accelerated vesting in limited circumstances. Messrs. Newby, Harrison and Degeyter received distribution equivalent rights for each phantom unit, providing for a lump sum cash amount equal to the accrued distributions from the grant date of the phantom units to be paid in cash upon the vesting date.
Retirement, Health and Welfare and Additional Benefits. The named executive officers are eligible to participate in such employee benefit plans and programs as we may from time to time offer to our employees, subject to the terms and eligibility requirements of those plans. The named executive officers are eligible to participate in a tax-qualified 401(k) defined contribution plan to the same extent as all of our other employees. In 2013, we made a fully vested matching contribution on behalf of each of the 401(k) plan's participants up to 5% of such participant's eligible salary for the year. In 2013, pursuant to the terms of his employment agreement, Mr. Harrison was reimbursed for certain relocation expenses. Also, pursuant to the terms of their employment agreements, the named executive officers are entitled to certain additional benefits on a limited basis. Those additional benefits include individual tax preparation and advisory services, and annual preventive health maintenance. Expenditures for these additional benefits are disclosed by individual in footnote 5 to the Summary Compensation Table.
Outstanding Equity Awards at December 31, 2013
The following table provides information regarding the phantom unit awards held by the named executive officers as of December 31, 2013.

Name	Number of phantom units that have not vested (1)	Market value of phantom units that have not vested (2)
Steven J. Newby	52,129	$1,910,528
Matthew S. Harrison	30,141	1,104,668
Brock M. Degeyter	26,929	986,948
___________
(1) All phantom units granted to the named executive officers in March 2013 vest ratably over a three-year period, with the first tranche scheduled to vest on March 15, 2014. All phantom units granted to the named executive officers in connection with the IPO vest on September 28, 2015, the third anniversary of the pricing of our IPO. Both the 2013 grants and the IPO grants are subject to accelerated vesting on the occurrence of any of the following events: (i) a termination of the named executive officer's

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employment other than for cause, (ii) a termination of the named executive officer's employment by the named executive officer for good reason (as defined in the named executive officer's employment agreement), (iii) a termination of the named executive officer's employment by reason of the named executive officer's death or disability or (iv) a Change in Control (as defined in the applicable award agreement).
(2) Based on the closing price of SMLP's publicly traded common units on December 31, 2013.
Employment and Severance Arrangements. Our named executive officers each have employment agreements with Summit Investments.
Mr. Newby's employment agreement, which was amended and restated as of August 13, 2012, has an initial term of three years, and is then automatically extended for successive one-year periods, unless either party gives notice of non-extension to the other no later than 90 days prior to the expiration of the then-applicable term. Mr. Newby's employment agreement provides for an annual base salary of $400,000, and a performance-based bonus ranging from 0% to 150% of base salary, with a target of 100% of his base salary. Mr. Newby is entitled to receive a prorated annual bonus (based on target) if his employment is terminated by Summit Investments without cause or due to death or disability. In addition, Mr. Newby's employment agreement provides that Summit Investments will reimburse him for tax preparation services and ongoing tax advice up to $10,000 per year, as well as an annual medical examination.
Mr. Newby's employment agreement provides for a cash severance payment upon a termination by Summit Investments without cause or by Mr. Newby for good reason, which is defined generally as the named executive officer's termination of employment within two years after the occurrence of (i) a material diminution in the named executive officer's authority, duties or responsibilities, (ii) a material diminution in the named executive officer's base compensation, (iii) a material change in the geographic location at which the named executive officer must perform his services under the agreement or (iv) any other action or inaction that constitutes a material breach of the employment agreement by Summit Investments (each a "Qualifying Termination"). In the event of a Qualifying Termination other than in the period beginning six months prior to a change in control of Summit Investments and ending on the 12-month anniversary of such a change in control, Mr. Newby's severance payment will be equal to the sum of his annual base salary and his annual bonus payable in respect of the immediately preceding year. If a Qualifying Termination occurs during the period beginning six months prior to a change in control and ending on the 12-month anniversary of such a change in control, Mr. Newby's severance payment will increase to two times the sum of his annual base salary and his annual bonus payable in respect of the immediately preceding year.
Following any termination of employment other than one resulting from non-extension of the term, his employment agreement provides that Mr. Newby will be subject to a post-termination non-competition covenant through the severance period, and, following any termination of employment, Mr. Newby will be subject to a one-year post-termination non-solicitation covenant.
If Mr. Newby's employment is terminated due to non-extension of the term, Summit Investments may choose to subject him to a non-competition covenant for up to one year post-termination. If Summit Investments exercises this "non-compete option", then Mr. Newby would be entitled to a severance payment in an amount equal to the sum of his annual base salary and his annual bonus payable in respect of the immediately preceding year, multiplied by a fraction, the numerator of which is equal to the number of days from the date of termination through the expiration of the restricted period (as elected by Summit Investments) and the denominator of which is 365. In this case, the severance payment will be payable in equal installments over the restricted period.
Mr. Newby's employment agreement also provides that all equity awards granted to Mr. Newby under the LTIP and held by him immediately prior to a change in control of us will become fully vested immediately prior to the change in control.
Mr. Newby's employment agreement provides that, if any portion of the payments or benefits provided to Mr. Newby would be subject to the excise tax imposed in connection with Section 280G of the Internal Revenue Code, then the payments and benefits will be reduced if such reduction would result in a greater after-tax payment to Mr. Newby.
Mr. Harrison's employment agreement, which was amended and restated as of September 13, 2013, has an initial term of two years, and is then automatically extended for successive one-year periods, unless either party gives notice of non-extension to the other no later than 90 days prior to the expiration of the then-applicable term. Mr. Harrison's employment agreement provides for an annual base salary of $340,000, and a performance-based bonus ranging from 0% to 150% of base salary, with a target of 75% of base salary. Mr. Harrison is entitled to receive a prorated annual bonus (based on target) if his employment is terminated by Summit Investments without cause or due to death or disability. In addition, Mr. Harrison's employment agreement also provides for reimbursement of certain expenses incurred in connection with his relocation to Atlanta, Georgia, and reimbursement for tax preparation expenses in the amount of $10,000 per year.

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Mr. Harrison's employment agreement provides for a cash severance payment upon a termination by Summit Investments without cause or by Mr. Harrison for good reason, which is defined generally as the named executive officer's termination of employment within two years after the occurrence of (i) a material diminution in the named executive officer's authority, duties or responsibilities, (ii) a material diminution in the named executive officer's base compensation, (iii) a material change in the geographic location at which the named executive officer must perform his services under the agreement or (iv) any other action or inaction that constitutes a material breach of the employment agreement by Summit Investments (each a "Qualifying Termination"). In the event of a Qualifying Termination other than in the period beginning six months prior to a change in control of Summit Investments and ending on the 12-month anniversary of such a change in control, Mr. Harrison's severance payment will be equal to the sum of his annual base salary and his annual bonus payable in respect of the immediately preceding year. If a Qualifying Termination occurs during the period beginning six months prior to a change in control and ending on the 12-month anniversary of such a change in control, Mr. Harrison's severance payment will increase to one and one-half times the sum of his annual base salary and his annual bonus payable in respect of the immediately preceding year.
Following any termination of employment other than one resulting from non-extension of the term, his employment agreement provides that Mr. Harrison will be subject to a post-termination non-competition covenant through the severance period, and, following any termination of employment, Mr. Harrison will be subject to a one-year post-termination non-solicitation covenant. If Mr. Harrison's employment is terminated due to non-extension of the term, Summit Investments may choose to subject him to a non-competition covenant for up to one year post-termination. If Summit Investments exercises this "non-compete option", then Mr. Harrison would be entitled to a severance payment in an amount equal to the sum of his annual base salary and his annual bonus payable in respect of the immediately preceding year, multiplied by a fraction, the numerator of which is equal to the number of days from the date of termination through the expiration of the restricted period (as elected by Summit Investments) and the denominator of which is 365. In this case, the severance payment will be payable in equal installments over the restricted period. Following any termination of employment, Summit Investments has agreed to pay the out-of-pocket premium cost to continue Mr. Harrison's medical and dental coverage for a period not to exceed 18 months, with such coverage terminating if any new employer provides benefits coverage.
Mr. Harrison's employment agreement also provides that all equity awards granted to Mr. Harrison under the LTIP and held by him immediately prior to a change in control of us will become fully vested immediately prior to the change in control.
Mr. Harrison's employment agreement provides that, if any portion of the payments or benefits provided to Mr. Harrison would be subject to the excise tax imposed in connection with Section 280G of the Internal Revenue Code, then the payments and benefits will be reduced if such reduction would result in a greater after-tax payment to Mr. Harrison.
Mr. Degeyter's employment agreement, which was amended and restated as of January 18, 2014, is substantially identical to Mr. Harrison's employment agreement, except that it provides for an annual base salary of $305,000.
2012 Long-Term Incentive Plan
Our general partner approved the LTIP pursuant to which eligible officers (including the named executive officers), employees, consultants and directors of our general partner and its affiliates are eligible to receive awards with respect to our equity interests, thereby linking the recipients' compensation directly to SMLP's performance. A total of 5,000,000 common units was reserved for issuance, pursuant to and in accordance with its terms. The description of the LTIP set forth below is a summary of the material features of the LTIP; however it is not a complete description of all of the provisions of the LTIP.
The LTIP provides for the grant, from time to time at the discretion of the board of directors or Compensation Committee of our general partner, of unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, profits interest units and other unit-based awards. Subject to adjustment in the event of certain transactions or changes in capitalization, at December 31, 2013, an aggregate of 283,682 common units could be delivered pursuant to awards under the LTIP. Units that are canceled or forfeited will be available for delivery pursuant to future awards. The LTIP is administered by our general partner's board of directors, though such administration function may be delegated to a committee (including the Compensation Committee) that may be appointed by the board to administer the LTIP. The LTIP is designed to promote our interests, as well as the interests of our unitholders, by rewarding eligible officers, employees, consultants and directors for delivering desired performance results, as well as by strengthening our ability to attract, retain and motivate qualified individuals to serve as directors, consultants and employees.

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In February 2014, in an effort to bring the Partnership’s equity awards in line with its peer group and make the award amounts internally consistent across its employee population, our Compensation Committee adopted LTIP award guidelines. Generally, the LTIP award guidelines provide that a certain group of high-performing employees will be eligible to receive long-term equity awards each year in an amount equal to a specified percentage of the employee’s base salary; however, the Compensation Committee may, in its discretion, grant a greater or lesser amount of equity awards if deemed appropriate. These guidelines will be applicable to our executive officers starting in 2014, and provide for a targeted annual equity award in the amount of 125% of base salary for each of our executive officers other than Mr. Newby, whose targeted annual equity award will be 225% of his base salary.
On March 6, 2014, based on the recommendation of the Compensation Committee, the board of directors approved a grant of phantom units valued at $1,200,000 to Mr. Newby, a grant of phantom units valued at $625,000 to Mr. Harrison, and a grant of phantom units valued at $600,000 to Mr. Degeyter. The underlying phantom units, which will be granted to the named executive officers on March 15, 2014, vest ratably over a three-year period. Holders of phantom units are entitled to receive distribution equivalent rights for each phantom unit, providing for a lump sum cash amount equal to the accrued distributions from the grant date of the phantom units to be paid in cash upon the vesting date. All LTIP grants to our named executive officers are subject to accelerated vesting on the occurrence of any of the following events: (i) a termination of the named executive officer's employment other than for cause, (ii) a termination of the named executive officer's employment by the officer for good reason (as defined in the named executive officer's employment agreement), (iii) a termination of the named executive officer's employment by reason of the named executive officer's death or disability or (iv) a Change in Control (as defined in the applicable award agreement).
Restricted Units and Phantom Units. A restricted unit is a common unit that is subject to forfeiture. Upon vesting, the forfeiture restrictions lapse and the recipient holds a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or on a deferred basis upon specified future dates or events or, in the discretion of the administrator, cash equal to the fair market value of a common unit. The administrator of the LTIP may make grants of restricted and phantom units under the LTIP that contain such terms, consistent with the LTIP, as the administrator may determine are appropriate, including the period over which restricted or phantom units will vest. The administrator of the LTIP may, in its discretion, base vesting on the grantee's completion of a period of service or upon the achievement of specified financial objectives or other criteria or upon a change in control (as defined in the LTIP) or as otherwise described in an award agreement.
Distributions made by us with respect to awards of restricted units may be subject to the same vesting requirements as the restricted units.
Distribution Equivalent Rights. The administrator of the LTIP, in its discretion, may also grant distribution equivalent rights, either as standalone awards or in tandem with other awards. Distribution equivalent rights are rights to receive an amount in cash, restricted units or phantom units equal to all or a portion of the cash distributions made on units during the period an award remains outstanding.
Source of Common Units; Cost. Common units to be delivered with respect to awards may be newly issued units, common units acquired by us or our general partner in the open market, common units already owned by our general partner or us, common units acquired by our general partner directly from us or any other person or any combination of the foregoing.
Amendment or Termination of Long-Term Incentive Plan. The administrator of the LTIP, at its discretion, may terminate the LTIP at any time with respect to the common units for which a grant has not previously been made. The LTIP will automatically terminate on the 10th anniversary of the date it was initially adopted by our general partner. The administrator of the LTIP will also have the right to alter or amend the LTIP or any part of it from time to time or to amend any outstanding award made under the LTIP, provided that no change in any outstanding award may be made that would materially impair the rights of the participant without the consent of the affected participant.
Compensation Committee Report
Since its creation in August 2013, the Compensation Committee provides oversight, administers and makes decisions regarding our compensation policies and plans. Additionally, the Compensation Committee generally reviews and discusses the Compensation Discussion and Analysis with senior management of our general partner as a part of our governance practices. Based on this review and discussion, the Compensation Committee has recommended to the board of directors of our general partner that the Compensation Discussion and Analysis be included in this report for filing with the SEC.

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Members of the Compensation Committee of Summit Midstream GP, LLC
Thomas K. Lane	Jeffrey R. Spinner	Robert M. Wohleber
Director Compensation
Mr. Morgan and the independent directors, which currently include Mr. Peters, Ms. Tomasky and Mr. Wohleber, each received a $50,000 annual retainer and $50,000 in annual unit-based compensation in 2013. These amounts were paid in conjunction with the individual's appointment to the board of directors or the anniversary thereof. In addition, for 2013, the following cash payments were approved:

•	the chairman of the Audit Committee received an additional annual retainer of $15,000;

•	the chairman of the Conflicts Committee received an additional annual retainer of $7,500;

•	each independent member of any committee (other than the chairman) received an additional annual retainer of $1,500; and

•
in connection with the Bison Midstream drop down transaction, in April 2013, we paid the members of the Conflicts Committee fees of $10,000 each for the increased time and effort that they expended in connection with their service on the Conflicts Committee, which reviewed the transaction for fairness to the Partnership and its unitholders.

Board members are reconsidered for appointment on the one-year anniversary of their most recent appointment. We intend to pay subsequent retainers and compensation in connection with a member's reappointment to the board of directors. We do not compensate employees of Summit Investments or Energy Capital Partners for their services as directors.
We reimburse all directors, except for employees of Energy Capital Partners for travel and other related expenses in connection with attending board and committee meetings and board-related activities.
The following table shows the director compensation in 2013.

Name	Fees earned or paid in cash	Other fees	Unit awards (1)	Total
Thomas K. Lane	$—	$—	$—	$—
Christopher M. Leininger	—	—	—	—
Curtis A. Morgan	50,000	—	50,000	100,000
Steven J. Newby	—	—	—	—
Jerry L. Peters	50,000	26,500	50,000	126,500
Jeffrey R. Spinner	—	—	—	—
Susan Tomasky	50,000	19,000	50,000	119,000
Robert M. Wohleber	50,000	4,500	50,000	104,500
___________
(1) Amount shown represents the grant date fair value of the unit awards as determined in accordance with FASB ASC Topic 718. These unit awards were fully vested on the date of grant.
In November 2013, in an effort to bring the Partnership's director compensation in line with its peer group, our Compensation Committee recommended, and the board of directors approved certain changes to our director compensation program. Specifically, the annual cash retainer was increased from $50,000 to $60,000, and the annual unit retainer was increased from common units valued at $50,000 to common units valued at $70,000. In addition, the committee member retainer was increased from $1,500 to $5,000 per member for each committee.
In 2013, Messrs. Morgan and Peters elected to defer receipt of their annual cash retainers pursuant to the terms of the Summit Midstream Partners, LLC Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan is filed as Exhibit 10.1 to the Partnership’s Current Report on Form 8-K filed on July 3, 2013.
Compensation Committee Interlocks and Insider Participation
In August 2013, the board of directors of our general partner formally appointed a Compensation Committee, consisting of Mr. Lane, Mr. Spinner and Mr. Wohleber. Although our common units are listed on the New York Stock Exchange, we have taken advantage of the “Limited Partnership” exemption to the New York Stock Exchange rule requiring listed companies to have an independent compensation committee with a written charter. During 2013, no

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member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors any executive officer of Summit Investments (and in connection therewith, SMLP) served. During 2013, no director was an executive officer of another entity on whose compensation committee any executive officer of Summit Investments (and in connection therewith, SMLP) served.
Mr. Newby, who serves as the President and Chief Executive Officer of our general partner, participates in his capacity as a director in the deliberations of the board of directors concerning named executive officer compensation, and makes recommendations to the Compensation Committee regarding named executive officer compensation but abstains from any decisions regarding his compensation. Also, Mr. Lane and Mr. Spinner were selected to serve on the Compensation Committee due to their affiliations with Energy Capital Partners, which controls our general partner.

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